UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                March 11, 2014

INTRALINKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34832	20-8915510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

150 East 42nd Street, 8th Floor, New York, NY		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(212) 543-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 11, 2014, Intralinks Holdings, Inc. (the "Company") entered into a lease dated as of March 3, 2014 (the "Lease") with 404 Wyman LLC to lease 51,325 square feet of office space in the building located at 404 Wyman Street, Waltham, Massachusetts.
The term of the Lease is ten years and three months, which the Company expects will commence on or around July 15, 2014. The actual lease commencement date may be adjusted in the event the landlord does not substantially complete improvements, upgrades and other agreed on pre-occupancy work to the leased premises in time to permit the Company to occupy the leased premises on or before that target date. If the landlord fails to deliver the premises to the Company substantially complete in accordance with the Lease (other than as a result of delays caused by the Company or a calamitous event outside of the landlord’s reasonable control) within 30 days of the targeted Lease commencement date, the Lease provides the Company with certain fixed rent credits. The Lease also provides the Company with an initial fixed rent waiver period of three months.
The fixed base rent for the premises during years one through five of the Lease term is $1,668,062.50 per annum, payable monthly and the fixed base rent for the premises during years six through the end of the Lease term is $1,770,712.50 per annum, paid monthly.
The fixed rent includes the Company’s base year pro rata share of the annual real estate taxes and operating expenses payable under the Lease. After the applicable initial base year periods, should the actual real estate taxes owed or operating expenses incurred exceed their respective base year amounts in a given year, the Company will be required to pay its pro rata share of the excess taxes or operating expenses. The Company is required to tender estimated payments of its pro rata share of excess taxes and operating expenses, but also may recoup any excess amounts paid should its pro rata share of the actual real estate taxes owed or operating expenses incurred be less than the estimated amounts paid by Company in a given year.
The Lease requires the landlord to pay (without reimbursement from Company) approximately $45.00 per square foot of rentable space in allowances for improvements and upgrades to the leased premises. The Lease also requires the landlord to advance to the Company (with reimbursement from Company over the term of the Lease) approximately $10.00 per square foot of rentable space in allowances for improvements and upgrades to the premises.
The Lease provides the Company with options for expansion space within the building as to: (i) a 10,200 rentable square foot area (Expansion Area A), (ii) an 11,396 rentable square foot area (Expansion Area B), and (iii) a 31,000 rentable square foot area (Alternative Expansion Area A Space). In addition, the Lease provides the Company with a right of first offer on a contiguous space and an additional space on the first floor of the building.
The Lease provides Company with the right to extend the lease term for up to two successive five-year option terms at a fair market rent rate to be determined per the terms of the Lease.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:
	10.1	Lease Agreement, executed as of March 11, 2014 and dated as of March 3, 2014, by and between 404 Wyman LLC, as landlord, and Intralinks Holdings, Inc., as tenant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2014
INTRALINKS HOLDINGS, INC.

By:      /s/ Scott N. Semel
Scott N. Semel
Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Lease Agreement, executed as of March 11, 2014 and dated as of March 3, 2014, by and between 404 Wyman LLC, as landlord, and Intralinks Holdings, Inc., as tenant.